EXHIBIT 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone: (713) 651-5151	facsimile: (713) 651-5246

May 2, 2005

BindView Development Corporation
5151 San Felipe, 22nd Floor
Houston, Texas 77056

Gentlemen:

As counsel to BindView Development Corporation, a Texas corporation (the “Registrant”), we are delivering this opinion in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares (the “Shares”) of the Registrant’s common stock, no par value per share, which are to be offered upon the terms and subject to the conditions set forth in the BindView Development Corporation 1998 Non-Employee Director Incentive Plan, as amended to date (the “Plan”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, the Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.